Exhibit 10.1

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (“Agreement”) is made effective as of June 1, 2018 (such date, or, such earlier date as determined by the parties, the “Effective Date”), by and between Allison Transmission, Inc., a Delaware corporation (the “Company”), and David S. Graziosi (“Executive”). For purposes of this Agreement, the “Company” shall mean the Company and its subsidiaries.

WHEREAS, Executive is a key employee of the Company and the Company and Executive desire to set forth herein the terms and conditions of Executive’s compensation in the event of a termination of Executive’s employment under certain circumstances.

The parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” shall mean, with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control”, when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Base Amount” shall mean the greater of Executive’s annual base salary (i) at the rate in effect on the day prior to the date of Executive’s Qualifying Termination, (ii) at the highest rate in effect at any time during the ninety (90) day period prior to Executive’s Qualifying Termination, or (iii) at the highest rate in effect at any time during the ninety (90) day period prior to a Change in Control, and in any case, shall include all amounts of such base salary that are deferred under any qualified and non-qualified employee benefit plans of the Company or under any other agreement or arrangement.

(c) “Board” shall mean the Board of Directors of the Parent.

(d) “Bonus Amount” shall mean the greater of (i) the average annual bonus earned by Executive for the three fiscal years prior to the fiscal year in which the Qualifying Termination occurs, which, for the avoidance of doubt, shall exclude any retention, change in control or similar bonus, and (ii) the greater of Executive’s target annual bonus amount (x) as in effect at the time of Executive’s Qualifying Termination, (y) at the highest level in effect at any time during the ninety (90) day period prior to Executive’s Qualifying Termination, or (z) following a Change in Control, at the highest level in effect at any time during the ninety (90) day period prior to a Change in Control.

(e) “Cause” shall mean any of the following:

(i) Executive’s gross negligence or continued failure to substantially perform his material duties as an employee of the Company (other than any such failure resulting from Executive’s Permanent Disability); provided, that, to the extent such failure can be fully cured, the Company shall have provided Executive with at least 30 days’ notice of such failure and Executive has not remedied the failure within the 30-day period;

(ii) the Board’s good faith determination that Executive failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board (provided, that, to the extent such failure can be fully cured, the Company shall have provided Executive with at least 30 days’ notice of such failure and Executive has not remedied the failure within the 30-day period);

(iii) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony (excluding a motor vehicle speeding violation) or crime involving moral turpitude;

(iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its Affiliates’) premises or while performing Executive’s duties and responsibilities for the Company or its Affiliates; or

(iv) Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its Affiliates.

Executive shall not be terminated for “Cause” unless reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board, and thereafter at least a majority of the Board (excluding Executive from both the numerator and the denominator) determines, in good faith, by affirmative vote or written consent that Executive shall be terminated for “Cause.”

(f) “Change in Control” shall mean and includes each of the following:

(i) A transaction or series of transactions (other than an offering of the Parent’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) occurring after the Effective Date whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Parent, any of its subsidiaries, an employee benefit plan maintained by the Parent or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Parent) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Parent possessing more than 50% of the total combined voting power of the Parent’s securities outstanding immediately after such transaction; or

(ii) The consummation by the Parent (whether directly involving the Parent or indirectly involving the Parent through one or more intermediaries) after the Effective Date of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Parent’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(A) Which results in the Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Parent or the person that, as a result of the transaction, controls, directly or indirectly, the Parent or owns, directly or indirectly, all or substantially all of the Parent’s assets or otherwise succeeds to the business of the Parent (the Parent or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(f)(ii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Parent prior to the consummation of the transaction; or

(iii) during the twenty-four month period following the Effective Date, individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Parent’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

(g) “Change in Control Qualifying Termination” shall mean Executive’s Qualifying Termination that occurs within two years following a Change in Control.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.

(i) “Continued Healthcare Coverage” shall mean the Company’s reimbursement of Executive, or direct payment to the carrier, for the premium costs for Executive and, where applicable, his spouse and dependents, for a period of time following the date of Executive’s Qualifying Termination (the “Payment Period”), effective with the cessation of coverage as a Company employee, under the same or a comparable Company group medical plan to the group medical plan that Executive was participating in as of the date of Executive’s Qualifying Termination; provided that if the same or comparable Company group medical plan is, at any time during such Payment Period, not available generally to senior officers of the Company, Executive shall receive reimbursement, or direct payment to the carrier, for the premium costs under a group medical plan that is available to such senior officers of the Company; provided, however, if there is no opportunity to be included in a comparable Company group medical plan for all or a portion of the Payment Period, Executive may elect coverage under the same provisions as the 2014 Global Expatriate Personnel medical, vision, and dental plan during the remainder of the Payment Period; provided, further, if at any time the Company determines that its payment of any such premiums on Executive’s behalf or continued participation in any such plans would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying premiums pursuant to this clause, the Company shall pay Executive on the last day of each remaining month of the Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, such payments to be made without regard to Executive’s payment of healthcare premiums.

(j) “Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:

(i) the failure of the Board to offer Executive employment as the President and Chief Executive Officer of Parent effective as of no later than the Effective Date;

(ii) a material diminution in Executive’s authority, duties or responsibilities by the Company or Parent, including the Company’s or Parent’s removal of Executive from the position of President and Chief Executive Officer or from the Board;

(iii) a material diminution in Executive’s base salary or target annual bonus level by the Company or Parent from the level of Executive’s base salary or target annual bonus, as applicable, as of the Effective Date;

(iv) a material change by the Company or Parent in the geographic location at which Executive must perform Executive’s duties, which shall not include a relocation of Executive’s principal place of employment to any location within a twenty-five (25) mile radius of the location from which Executive served the Company immediately prior to the relocation;

(v) a material breach by the Company or Parent of (A) this Agreement, or (B) any other material agreement between the Company or Parent and Executive;

(vi) the failure of the Board or the Compensation Committee of Parent to grant to Executive, within thirty (30) days following the Effective Date, performance based restricted stock units covering Parent common stock in the amount and in substantially the form reviewed with Executive at the time the parties negotiated this Agreement; or

(vii) the failure of the Company to obtain an agreement from any successor to the Company or the Parent to assume and agree to perform this Agreement, as contemplated in Section 8(a) of this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the occurrence of such event or the date upon which Executive reasonably became aware that such an event or condition had occurred. The Company or any successor or Affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary termination for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the date notice was provided by Executive. Executive’s voluntary Separation from Service by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary.

(k) “Parent” shall mean Allison Transmission Holdings, Inc., a Delaware corporation, or its successor.

(l) “Permanent Disability” shall mean, at any time the Company or any of its Affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Permanent Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Permanent Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Permanent Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Permanent Disability shall be deemed to constitute conclusive evidence of Executive’s lack of a Permanent Disability.

(m) “Qualifying Termination” shall mean (i) a termination by Executive of Executive’s employment with the Company for Good Reason, or (ii) a termination of Executive’s employment by the Company without Cause. Neither a termination of Executive’s employment due to Permanent Disability nor a termination of Executive’s employment due to death shall constitute a Qualifying Termination.

(n) “Separation from Service” shall mean a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

2. Severance.

(a) Severance Upon Qualifying Termination. If Executive has a Qualifying Termination, other than a Change in Control Qualifying Termination, subject to the requirements of this Section 2, Executive shall be entitled to receive the following benefits:

(i) The Company shall pay to Executive (1) Executive’s fully earned but unpaid base salary, when due, through the date of Executive’s Qualifying Termination at the rate then in effect, (2) any annual performance bonus actually earned by Executive in the year prior to the year in which the date of Executive’s Qualifying Termination occurs, but not yet paid to Executive, (3) Executive’s accrued vacation pay, and (4) all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements;

(ii) Subject to Section 2(d), Executive shall be entitled to receive severance pay in an amount equal to two times the sum of the Base Amount and the Bonus Amount, payable in cash in a lump sum on the First Payment Date;

(iii) Subject to Section 2(d), Executive shall be entitled to Continued Healthcare Coverage for twenty-four (24) months following the date of Executive’s Qualifying Termination;

(iv) Subject to Section 2(d), the post-termination exercise period of any stock options granted under any equity compensation plans of the Parent that are held by Executive and outstanding on the date of such Qualifying Termination shall be extended until the second anniversary of the date of such Qualifying Termination (subject to the terms of the applicable equity plan); and

(v) Except as otherwise provided in this Agreement, all unvested equity or equity-based awards granted to Executive under any equity compensation plans of the Parent shall be treated as provided in the documents governing such awards.

(b) Severance Upon Change in Control Qualifying Termination. If Executive has a Change in Control Qualifying Termination, subject to the requirements of this Section 2, Executive shall be entitled to receive the following benefits:

(i) The Company shall pay to Executive (1) Executive’s fully earned but unpaid base salary, when due, through the date of Executive’s Qualifying Termination at the rate then in effect, (2) any annual performance bonus actually earned by Executive in the year prior to the year in which the date of Executive’s Qualifying Termination occurs, but not yet paid to Executive, (3) Executive’s accrued vacation pay, and (4) all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements;

(ii) Subject to Section 2(d), Executive shall be entitled to receive severance pay in an amount equal to three times the sum of the Base Amount and the Bonus Amount, payable in cash in a lump sum on the First Payment Date;

(iii) Subject to Section 2(d), Executive shall be entitled to Continued Healthcare Coverage for thirty-six (36) months following the date of Executive’s Qualifying Termination;

(iv) Subject to Section 2(d), the post-termination exercise period of any stock options granted under any equity compensation plans of the Parent that are held by Executive and outstanding on the date of such Qualifying Termination shall be extended until the second anniversary of the date of such Qualifying Termination (subject to the terms of the applicable equity plan); and

(v) Except as otherwise provided in this Agreement, all unvested equity or equity-based awards granted to Executive under any equity compensation plans of the Parent shall be treated as provided in the documents governing such awards.

(c) Other Terminations. Upon Executive’s termination of employment for any reason other than as set forth in Section 2(a) and Section 2(b), the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law, and (iii) in the event that the Executive’s employment is terminated due to Permanent Disability or due to death, subject to Section 2(d) in the event of termination due to Permanent Disability, an amount equal to the Bonus Amount, prorated for the year of termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(d) Release. As a condition to Executive’s receipt of any amounts set forth in Section 2(a), Section 2(b) or clause (iii) of Section 2(c) above, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form substantially similar to the form attached hereto as Exhibit A (and any statutorily prescribed revocation period applicable to such Release shall have expired) within the sixty (60) day period following the date of Executive’s Qualifying Termination.

(e) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In addition, the severance payments provided for in Section 2(a) and Section 2(b) above are intended to be paid in lieu of any severance payments Executive may otherwise be entitled to receive under any other plan, program, policy or agreement with the Company or any of its Affiliates.

(f) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 2 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits;

provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 2 as long as such offset will not result in adverse tax consequences under Section 409A (as defined below).

(g) Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of Executive’s employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.

(h) Parachute Payments.

(i) It is the objective of this Agreement to maximize Executive’s net after-tax benefit if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 2(a) and Section 2(b) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(ii) The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Parent’s common stock that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Parent’s common stock that are exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Parent’s common stock that are exempt from Section 409A of the Code.

(iii) All determinations regarding the application of this Section 2(h) shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (“Independent Advisors”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise

Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(iv) In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 2(h), the excess amount shall be returned immediately by the Executive to the Company, plus interest at a rate equal to 120% of the semi-annual applicable federal rate as in effect at the time of the Change in Control.

(i) Withholding. All compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

3. Confidentiality, Restrictive Covenants and Proprietary Rights. As a condition to the effectiveness of this Agreement, Executive will execute and deliver to the Company the Confidentiality, Restrictive Covenant and Proprietary Rights Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”). Executive agrees to abide by the terms of the Restrictive Covenant Agreement, which are incorporated by reference into this Agreement. Executive acknowledges that the provisions of the Restrictive Covenant Agreement will survive the termination of Executive’s employment for the periods set forth in the Restrictive Covenant Agreement.

4. Treatment of Certain Incentive Awards. Any cash retention awards and equity or equity-based awards under any equity compensation plans of the Parent, in each case, granted to Executive prior to the Effective Date, shall continue to be governed by the terms of the 2016 Employment Agreement (as defined below) and the award agreements governing such awards, as applicable.

5. Agreement to Arbitrate. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding arbitration in Indianapolis, Indiana. Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions if in conflict: (a) one arbitrator shall be chosen by JAMS; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such party. Each party shall bear its own attorneys’ fees and expenses. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief pursuant to the Restrictive Covenant Agreement.

6. At-Will Employment Relationship. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

7. Certain Insurance Benefits. If the group life insurance program provided by the Company at no cost to employees does not permit coverage for Executive equal to at least ten times Executive’s annual base salary, the Company will reimburse Executive for the premium cost of additional term life coverage for the difference between ten times Executive’s annual base salary and the amount of coverage provided by the Company at no cost to the Executive, up to a maximum reimbursement of $20,000 annually on an pre-tax basis and subject to tax withholding.

8. General Provisions.

(a) Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The failure of any such successor to so assume this Agreement shall constitute a material breach of this Agreement by the Company. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(c) Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d) Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Indiana applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Indianapolis, Indiana, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Indiana law.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

(f) Survival. All sections of this Agreement shall survive termination of Executive’s employment with the Company, except Section 6.

(g) Entire Agreement. This Agreement, the Restrictive Covenant Agreement incorporated herein by reference as set forth in Section 3, and any agreements to the extent incorporated herein by reference as set forth in Section 4, together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including the Employment Agreement between the Company and Executive dated November 1, 2007, the Employment Agreement between the Company and Executive dated April 15, 2014, and, except to the extent provided in Section 4, the Employment Agreement between the Company and Executive dated December 20, 2016 (the “2016 Employment Agreement”), each as amended. For the avoidance of doubt, to the extent not previously terminated, the 2016 Employment Agreement shall become null and void on the Effective Date, except to the extent provided in Section 4. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(h) Code Section 409A.

(i) The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s Separation from Service and, except as provided below, any such compensation or benefits described in Section 2 shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii) Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(i) Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates.

(j) Source of Funds. Amounts payable to Executive under this Agreement shall be from the general funds of the Company. Executive’s rights to unpaid amounts under this Agreement shall be solely those of an unsecured creditor of the Company.

(k) Expense Reimbursements. Notwithstanding anything to the contrary herein, in connection with Executive’s termination of employment under this Agreement, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred prior to such termination of employment under the Company’s expense reimbursement policy in connection with Executive’s performance of duties to the Company.

(l) Consultation with Legal and Financial Advisors. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.

(m) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(n) Indemnification. The Company shall indemnify Executive to the maximum extent permitted under the General Corporation Law of the State of Delaware for acts taken within the scope of Executive’s employment. To the extent that the Company obtains coverage under a director and officer indemnification policy, Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.

(o) Legal fees. The Company will pay any reasonable legal fees incurred prior to the Effective Date in connection with the negotiation of this Agreement, up to a maximum of $70,000.

(p) Guarantee. Parent absolutely, unconditionally and irrevocably guaranties the due and prompt performance of all payment obligations due from the Company to Executive under and subject to the terms of this Agreement.

(Signature Page Follows)

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

ALLISON TRANSMISSION, INC.

Dated: March 23, 2018	By:	/s/ Eric C. Scroggins
	Name:	Eric C. Scroggins
	Title:	Vice President, General Counsel & Secretary

ALLISON TRANSMISSION HOLDINGS, INC. (WITH RESPECT TO SECTION 8(P) ONLY)

Dated: March 23, 2018	By:	/s/ Richard V. Reynolds
	Name:	Richard V. Reynolds
	Title:	Director

EXECUTIVE

Dated: March 23, 2018		/s/ David S. Graziosi

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this _____ day of ________, ____, between ________ (“Executive”), and Allison Transmission, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Severance and Change in Control Agreement dated as of ________, 2018 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. General Release of Claims by Executive.

(a) Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract

Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law.

Notwithstanding the generality of the foregoing, Executive does not release the following:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company pursuant to which Executive is covered as of the effective date of Executive’s termination of employment with the Company and its subsidiaries;

(v) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement;

(vi) Claims Executive may have to vested or earned compensation and benefits; and

(vii) Any rights that cannot be released as a matter of applicable law, but only to the extent such rights may not be released under such applicable law.

(b) Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have [twenty-one (21)/forty-five (45)] days’ time in which to consider it. Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before [twenty-one (21)/forty-five (45)] days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(c) Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(d) Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (c) above. Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is sixty (60) days following the date of Executive’s termination of employment.

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2. No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3. Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

4. Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

5. Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of Indiana applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Indianapolis, Indiana, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Indiana law.

6. Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

7. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE	ALLISON TRANSMISSION, INC.

By:

Print Name:	Print Name:

Title:

EXHIBIT B

CONFIDENTIALITY, RESTRICTIVE COVENANT AND PROPRIETARY RIGHTS AGREEMENT

[Attached]

CONFIDENTIALITY, RESTRICTIVE COVENANT AND

PROPRIETARY RIGHTS AGREEMENT

This Confidentiality, Restrictive Covenant and Proprietary Rights Agreement (“Agreement”) is made effective as of June 1, 2018 (or such earlier date on which the Severance Agreement (as defined below) becomes effective), by and between Allison Transmission, Inc., a Delaware corporation (the “Company”), and David Graziosi (“Executive”). For purposes of this Agreement, the “Company” shall mean the Company, its subsidiaries, and Allison Transmission Holdings, Inc. (“Parent”).

This Agreement continues the covenants that were set forth in that certain employment agreement between the Company and Executive dated December 20, 2016 and Executive agrees to enter into this Agreement in exchange for valuable consideration, including entering into that certain Severance and Change in Control Agreement between the Company and Executive dated as of even date herewith (the “Severance Agreement”) and Executive’s continued access to confidential information of the Company while Executive is employed by the Company.

1. Competition.

(a) Executive shall not, at any time during Executive’s employment with the Company and for twenty-four months after Executive’s termination of employment for any reason, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the world. Notwithstanding the foregoing, it shall not be a violation of this Section 1(a) for Executive to join a division or business line of a commercial enterprise, other than any Specified Entity (as defined below), with multiple divisions or business lines if such division or business line is not competitive with the businesses of the Company and its subsidiaries, provided that Executive performs services solely for such non-competitive division or business line, and performs no functions on behalf of (and has no involvement with or direct or indirect responsibilities with respect to) businesses competitive with the Business of the Company anywhere in the world. Nothing herein shall prohibit Executive from being a passive owner of not more than 4.9% of the outstanding equity interest in any entity, other than any Specified Entity, which is publicly traded, so long as the Executive has no active participation in the business of such entity.

•	Executive shall not, at any time during Executive’s employment with the Company and for eighteen months after Executive’s termination of employment for any reason, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company (i) to terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company.

•	As used in this Section 1, (i) the term “Business” shall include the manufacturing, development and sale of transmissions and the sale of replacement parts, “will-fit” parts, support equipment and remanufactured transmissions for use in the vehicle aftermarket, as such business may be expanded or altered by the Company during the term of Executive’s employment with the Company; and (ii) the term “Specified Entity” means any of the following, including their affiliates: (A) ZF Friedrichshafen AG, (B) Voith AG, (C) Eaton Corporation, (D) Caterpillar, Inc. and (E) ArvinMeritor, Inc.

•

Executive agrees, during Executive’s employment with the Company and following Executive’s termination of employment for any reason, to refrain from disparaging the Company and its affiliates, including any of its services, technologies or practices, or any of its directors, officers, agents,

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representatives or stockholders, either orally or in writing. The Company agrees, during Executive’s employment with the Company and following Executive’s termination of employment for any reason, to refrain from disparaging Executive; provided, however, that the Company’s agreement to this non-disparagement clause shall be limited to official statements issued by the Company as an organization and statements of officers of the Company and members of the Board of Directors of the Company and the Board of Directors of Parent (collectively, the “Board”) in their official capacity as representatives of the Company. Nothing in this paragraph shall preclude Executive, the Company, the members of the Board or officers of the Company from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process.

•	Nondisclosure of Proprietary Information.

•	Except in connection with the faithful performance of Executive’s duties to the Company or pursuant to Section 2(c) and (d), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information, provided, that such publishing of the Confidential Information shall not have resulted from Executive directly or indirectly breaching his obligations under this Section 2(a) or any other similar provision by which he is bound, or from any third-party breaching a provision similar to that found under this Section 2(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

•	Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

•	Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at the Company’s expense in resisting or otherwise responding to such process.

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(d) Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 2(c) above), (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, his personal contacts and documents related to his own personal benefits, entitlements and obligations.

•	Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during his employment with the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

•	Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 1, 2 and 3 of this Agreement will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 1, 2 and 3, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

•	General Provisions.

(a) This Agreement contains the entire and only agreement between the parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative hereof.

(b) Executive’s obligations under this Agreement shall survive the termination of Executive’s employment with the Company regardless of the manner of or reasons for such termination, and regardless of whether such termination constitutes a breach of any other agreement Executive may have with the Company. Executive’s obligations under this Agreement shall be binding upon his heirs, assigns, executors, administrators and representatives, and the provisions of this Agreement shall inure to the benefit of and be binding on the successors and assigns of the Company.

(c) In the event the terms of this Agreement shall be determined by any court of competent jurisdiction, or arbitrator pursuant to Section 5(g), to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such

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court or arbitrator in such action. If, after application of the immediately preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction or arbitrator pursuant to Section 5(g), the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this paragraph, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(d) No failure by the Company to insist upon strict compliance with any of the terms, covenants, or conditions hereof, and no delay or omission by the Company in exercising any right under this Agreement, will operate as a waiver of such terms, covenants, conditions or rights. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e) Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(f) This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing signed by Executive and the Company.

(g) Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding arbitration in Indianapolis, Indiana. Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions if in conflict: (i) one arbitrator shall be chosen by JAMS; (ii) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (iii) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such party. Each party shall bear its own attorneys’ fees and expenses. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this section shall be construed as precluding the bringing an action for injunctive relief pursuant to Section 4.

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(h) This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Indiana applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Indianapolis, Indiana, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Indiana law.

[Signature Page Follows]

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BY PLACING HIS SIGNATURE HEREUNDER, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND HAS READ ALL THE PROVISIONS OF THIS CONFIDENTIALITY, RESTRICTIVE COVENANT AND PROPRIETARY RIGHTS AGREEMENT AND THAT EXECUTIVE AGREES TO ALL OF ITS TERMS.

ALLISON TRANSMISSION, INC.

By:

Name:	Eric C. Scroggins
Title:	Vice President, General Counsel & Secretary

EXECUTIVE